Exhibit 99.1

THE CHILDREN’S PLACE ANNOUNCES APPOINTMENT

TO ITS BOARD OF DIRECTORS

SECAUCUS, N.J., February 18, 2025 —The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty retailer in North America with an omni-channel portfolio of brands, today announced that the Company has appointed Rhys Summerton to the Company’s Board of Directors and as a member of the Audit Committee. Mr. Summerton will hold office until the annual meeting of stockholders of the Company to be held in 2025. Ms. Summerton is an independent director and qualifies as an “audit committee financial expert” under applicable SEC and Nasdaq rules.

Turki S. AlRajhi, Executive Chairman of the Board of Directors of The Children’s Place, commented, “We are pleased to welcome Rhys to our Board of Directors. Rhys is a thoughtful leader and a man of integrity. I am delighted that he will be joining us.”

Mr. Summerton is Fund Manager and Investor at Milkwood Capital, a long-term, value oriented, global investment company. Prior to launching Milkwood Capital, from 2001 to 2008, he was a Senior Investment Analyst at Citigroup and from 2008 to 2013, Managing Director at Citigroup where he was the Global Head of Emerging Market Equity Research. Mr. Summerton began his career as an Auditor at Ernst and Young.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty retailer in North America with an omni-channel portfolio of brands. Its global retail and wholesale network includes two digital storefronts, more than 500 stores in North America, wholesale marketplaces and distribution in 15 countries through six international franchise partners. The Children’s Place designs, contracts to manufacture, and sells fashionable, high-quality, head-to-toe outfits predominantly at value prices. For more information, visit: www.childrensplace.com and www.gymboree.com.

Contact:  Investor Relations (201) 558-2400 ext. 14500